MATERIAL SUBSIDIARIES OF THE TXUEH GROUP


          Eastern Group plc
          Eastern Electricity plc


          EASTERN GENERATION LIMITED
          Anglian Power Generators Limited
          Eastern Generation Services Limited
          Eastern Generation Research limited
          Eastern Merchant Generation Limited
          Eastern Merchant Properties Limited
          Eastern Renewable Generation Limited
          Eastern Gas Generation Maintenance Limited
          Peterborough Power Limited
          Shotton Combined Heat Limited
          Nedalo (UK) Ltd
          BG Cogen Limited
          Citigen (London) Limited


          Eastern Group Finance Limited


          EASTERN POWER AND ENERGY TRADING LIMITED
          Eastern Natural Gas (Trading) Limited
          Eastern Natural Gas (Offshore) Limited
          Eastern Ten Limited
          Eastern Power and Energy Trading Poland Sp zoo